Exhibit 99.1

FOR IMMEDIATE RELEASE

BioCardia Reports Second Quarter 2020 Financial Results and Business Highlights

SAN CARLOS, Calif. – August 13, 2020 – BioCardia®, Inc. [NASDAQ: BCDA], a leader in the development of comprehensive solutions for cardiovascular regenerative therapies, today reported financial results and business highlights for the second quarter of 2020 and filed its quarterly report on Form 10-Q for the three and six months ended June 30, 2020 with the Securities and Exchange Commission on August 13, 2020.

The Company is advancing its autologous and allogenic bone marrow-derived cell therapies for three cardiovascular indications and one respiratory indication.

Second Quarter 2020 Business Highlights:

Autologous Cell Therapies

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The CardiAMP® Heart Failure program (BCDA-01) began the quarter with a positive recommendation from the independent data safety monitoring board to continue enrollment and ended the quarter resuming treatment of patients at centers that had paused elective procedures due to COVID-19. As of this date, 77 patients have been randomized. As a result of the current pandemic, the Company has taken steps to implement FDA guidance for clinical trials, including addressing unavoidable protocol deviations and implementing additional control measures. Clinical sites remain engaged and are resuming elective enrollment activities.

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The CardiAMP Chronic Myocardial Ischemia program (BCDA-02), a pivotal trial for a second indication for CardiAMP cell therapy was activated. The University of Florida is the first study center and has completed its site initiation visit.

Allogenic Cell Therapies

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The Company’s response to the FDA’s comments on its Investigational New Drug Application for the CardiALLO™ Neurokinin-1 Receptor Positive Mesenchymal Stem Cell Program (BCDA-03) was completed and submitted to the Agency. The program is targeted to treat patients with heart failure who are ineligible for CardiAMP.

●	Pre-clinical work to pursue a program with these cells to treat acute respiratory distress developing from COVID-19 (BCDA-04) was also initiated.

Corporate Developments

●	BioCardia was awarded a U.S. patent covering the Helix™ Biotherapeutic Delivery System, providing additional broad protection for the Helix system.
●	The Company closed a public offering of its common stock for gross proceeds of $11.5 million, including the exercise of the underwriter’s overallotment option.
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The Company entered into a Litigation Funding Agreement, for the purpose of funding the legal proceedings relating to the case captioned Boston Scientific Corp., et al., v. BioCardia Inc. The legal proceedings are related to patents, patent applications, and trade secrets, which BioCardia asserts were misappropriated, and the proceeds from the sale of nVision to Boston Scientific in a $275 million deal.

“Despite the COVID-19 challenges in the second quarter, we made progress in all four of our cell-based biotherapeutic development programs, as well as in manufacturing for our enabling device products, while also securing the financing and litigation support to continue our efforts in the year ahead,” said BioCardia Chief Executive Officer Peter Altman, PhD. “We are excited about the growing momentum in our cardiovascular cell programs, as well as the pre-clinical exploration of our cell therapy as a potential treatment for COVID-19 induced respiratory distress. We believe our unique approach using cells to enhance the body’s natural healing capabilities, rather than transform into new cells, has tremendous promise to help patients suffering from severe heart and respiratory disease.”

Second Quarter 2020 Financial Results:

●	Net loss was $3.6 million for the second quarter of 2020, compared to $3.8 million in the second quarter of 2019.
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Research and development expenses were $2.2 million in the second quarter of 2020, compared to $2.2 million in the second quarter of 2019, primarily reflecting expenses incurred while conducting the pivotal CardiAMP Heart Failure Trial and pivotal CardiAMP Chronic Myocardial Ischemia Trial, and further developing the Neurokinin-1 Receptor Positive Mesenchymal Stem Cell Program.

●	Selling, general and administrative expenses for the second quarter of 2020 totaled $1.4 million, compared to $1.4 million in the second quarter of 2019.
●	Net cash used in operations in the second quarter of 2020 was $2.3 million, compared to $2.3 million in the second quarter of 2019.

Anticipated Upcoming Milestones:

●	Q3 2020: First patient treated in CardiAMP Chronic Myocardial Ischemia (CMI) Trial (BCDA-02)
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Q3 2020: FDA acceptance of Investigational New Drug application for CardiALLO Neurokinin-1 Receptor Positive Mesenchymal Stem Cell Therapy (BCDA-03), the Company’s allogenic therapeutic platform, for the treatment of ischemic heart failure

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Q4 2020: Pre-specified Data Safety Monitoring Board Review of all patients enrolled in the CardiAMP Heart Failure Trial, including futility analysis, based on sixty (60) patients that will have reached the primary one-year follow-up endpoint at the time of analysis (BCDA-01)

●	Q4 2020: Pre-specified Data Safety Monitoring Board Review of safety data from roll-in cohort in CardiAMP CMI Trial (BCDA-02)
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Q4 2020: FDA acceptance of Investigational New Drug application for Neurokinin-1 Receptor Positive Mesenchymal Stem Cell Therapy (BDCA-04) for the treatment of Acute Respiratory Distress Syndrome as a result of COVID-19

●	Q4 2020: Targeted commercial availability of Avance Transseptal Sheath

Conference Call:

BioCardia’s management will host a mid-year conference call for the investment community later today, August 13, 2020, at 8:30 AM ET to provide a corporate update and discuss these results. Following management’s formal remarks there will be a question and answer session.

To listen to the call by phone, interested parties within the U.S. should call 1-877-270-2148 and international callers should call 1-412-902-6510. All callers should dial in approximately 10 minutes prior to the scheduled start time and ask to be joined into the BioCardia call. The conference call will also be available through a live webcast, which can be accessed through the following link: https://services.choruscall.com/links/bcda200813.html, which is also available through the company’s website at http://www.biocardia.com/investors/investor-information/id/1041.

A webcast replay of the call will be available approximately one hour after the end of the call through November 13, 2020 at the above links. A telephonic replay of the call will be available through September 3, 2020 and may be accessed by calling 1-877-344-7529 (domestic) or 1-412-317-0088 (international) and using access code 10147151.

About BioCardia
BioCardia, Inc., headquartered in San Carlos, California, is developing regenerative biologic therapies to treat cardiovascular disease. CardiAMP autologous and Neurokinin-1 Receptor Positive allogenic cell therapies are the Company’s biotherapeutic platforms in clinical development. The Company's products include the Helix Biotherapeutic Delivery System and its steerable guide and sheath catheter portfolio. BioCardia also partners with other biotherapeutic companies to provide its Helix system and clinical support for their programs studying therapies for the treatment of heart failure, chronic myocardial ischemia and acute myocardial infarction. For more information, visit www.BioCardia.com.

Forward Looking Statements
This press release contains forward-looking statements that are subject to many risks and uncertainties. Forward-looking statements include, among other things, references to the enrollment of our clinical trials, the availability of data from our clinical trials, filings with the FDA, FDA product clearances, the efficacy and safety of our products and therapies, anticipated milestones, and other statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations. Such risks and uncertainties include, among others, the inherent uncertainties associated with developing new products or technologies, regulatory approvals, unexpected expenditures, the ability to raise the additional funding needed to continue to pursue BioCardia’s business and product development plans and overall market conditions. We may find it difficult to enroll patients in our clinical trials due to many factors, some of which are outside of our control. Slower than targeted enrollment could delay completion of our clinical trials and delay or prevent development of our therapeutic candidates. These forward-looking statements are made as of the date of this press release, and BioCardia assumes no obligation to update the forward-looking statements.

We may use terms such as “believes,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should,” “approximately” or other words that convey the uncertainty of future events or outcomes to identify these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained herein, we caution you that forward-looking statements are not guarantees of future performance and that our actual results may differ materially from the forward-looking statements contained in this press release. As a result of these factors, we cannot assure you that the forward-looking statements in this press release will prove to be accurate. Additional factors that could materially affect actual results can be found in our documents filed with the SEC, including our recent filings on Form 8-K, Form 10-K and Form 10-Q, particularly any statements under the caption entitled “Risk Factors” Therein. BioCardia expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.

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Media Contact:
Michelle McAdam, Chronic Communications, Inc.
michelle@chronic-comm.com

(310) 902-1274

Investor Contact:
David McClung, Chief Financial Officer
Investors@BioCardia.com

(650) 226-0120

BIOCARDIA, INC.

Condensed Statements of Operations

(Unaudited In thousands, except share and per share amounts)

	Three Months ended June 30,		Six Months ended June 30,
	2020	2019	2020	2019
Revenue:
Net product revenue	$—	$62	$5	$139
Collaboration agreement revenue	27	24	60	163
Total revenue	27	86	65	302
Costs and expenses:
Cost of goods sold	—	191	4	297
Research and development	2,224	2,219	5,010	4,385
Selling, general and administrative	1,377	1,438	3,234	3,070
Total costs and expenses	3,601	3,848	8,248	7,752
Operating loss	(3,574)	(3,762)	(8,183)	(7,450)
Other income (expense):
Interest income	2	13	18	36
Other expense	(1)	(1)	(2)	(1)
Total other income (expense)	1	12	16	35
Net loss	$(3,573)	$(3,750)	$(8,167)	$(7,415)

Net loss per share, basic and diluted	$(0.46)	$(0.77)	$(1.07)	$(1.53)

Weighted-average shares used in computing net loss per share, basic and diluted	7,710,577	4,847,829	7,636,088	4,847,746

BIOCARDIA, INC.
Selected Balance Sheet Data
(amounts in thousands)

	June 30,	December 31,
	2020(1)	2019(1)

Assets:
Cash and cash equivalents	$11,086	$5,585
Other current assets	1,010	793
Property, plant and equipment and other noncurrent assets	1,032	1,300
Total assets	$13,128	$7,678
Liabilities and Stockholders’ Equity
Current liabilities	$4,551	$4,003
Noncurrent liabilities	1,286	1,305
Total stockholders’ equity	7,291	2,370
Total liabilities and stockholders’ equity	$13,128	$7,678

(1)   June 30, 2020 and 2019 amounts are unaudited. December 31, 2019 amounts were derived from the audited Consolidated Financial Statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2019, filed with the U.S. Securities and Exchange Commission on April 9, 2020.